Exhibit 4.2

FIRST AMENDMENT TO AMENDED AND

RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of January 22, 2007 by and among OCEANEERING INTERNATIONAL, INC., a Delaware corporation (the “Borrower”); each of the Lenders which is or may from time to time become a party to the Agreement (as defined below) (individually, a “Lender” and, collectively, the “Lenders”), and WELLS FARGO BANK, N.A., acting as administrative agent for the Lenders (in such capacity, together with its successors in such capacity, the “Administrative Agent”).

RECITALS

A. The Borrower, the Lenders and the Administrative Agent executed and delivered that certain Amended and Restated Credit Agreement dated as of January 2, 2004. Said Agreement, as amended, supplemented and restated, is herein called the “Agreement”. Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to it in the Agreement.

B. The Borrower, the Lenders and the Administrative Agent desire to amend the Agreement in certain respects.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties herein set forth, and further good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lenders and the Administrative Agent do hereby agree as follows:

SECTION 1. Amendments to Agreement.

(a) The definition of “Aggregate Commitments” set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Aggregate Commitments” means the aggregate amount of the Commitments of all the Lenders which, as of January 22, 2007, shall be $300,000,000, but which may be decreased pursuant to Section 2.4 hereof or increased pursuant to Section 2.9 hereof.

(b) A new definition of “Commitment Fee Percentage” is hereby added to Section 1.1 of the Agreement, such new definition to read in its entirety as follows:

“Commitment Fee Percentage” means (i) on any day prior to Agent’s receipt of the Quarterly Financial Statements and Compliance Certificate required by Sections

7.2(b) and 7.2(c) hereof for the fiscal quarter ending December 31, 2006, 0.15% and (ii) on and after the date of delivery of such Quarterly Financial Statements and Compliance Certificate, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Capitalization Ratio as of the last day of the most recently ended fiscal quarter of Borrower calculated by Agent as soon as practicable after receipt by Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Commitment Fee Percentage is increased as a result of the reported Debt to Capitalization Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement and provided further, however, that if the Commitment Fee Percentage is decreased as a result of the reported Debt to Capitalization Ratio, and such financial reports are delivered to Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement) and provided further, however, that if the Borrower consummates an acquisition of another Person or substantially all the assets of another Person, then the Commitment Fee Percentage, commencing on the effective date of such acquisition and continuing through and including the date of Agent’s receipt of the next Quarterly Financial Statements and Compliance Certificate required by Sections 7.2(b) and
7.2(c), shall be based on the pro forma Debt to Capitalization Ratio calculated after giving effect to such acquisition:

Debt to Capitalization Ratio	Commitment Fee Percentage
Greater than or equal to 40%	0.175%
Greater than or equal to 20% but less than 40%	0.15%
Less than 20%	0.125%

(c) The definition of “Margin Percentage” set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Margin Percentage” means (i) on any day prior to Agent’s receipt of the Quarterly Financial Statements and Compliance Certificate required by Sections 7.2(b) and 7.2(c) hereof for the fiscal quarter ending December 31, 2006, 0.00% with respect to Base Rate Borrowings and 0.70% with respect to LIBOR Borrowings and (ii) on and after the date of delivery of such Quarterly Financial Statements and Compliance Certificate, the applicable per annum percentage set forth at the appropriate intersection in the table shown below, based on the Debt to Capitalization Ratio as of the last day of the most recently ended fiscal quarter of Borrower calculated by Agent as soon as practicable after receipt by Agent of all financial reports required under this Agreement with respect to such fiscal quarter (including a Compliance Certificate) (provided, however, that if the Margin Percentage is increased as a result of the reported Debt to Capitalization Ratio, such increase shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement and provided further, however, that if the Margin Percentage is decreased as a result of the reported Debt to Capitalization Ratio, and such financial reports are delivered to Agent not more than ten (10) calendar days after the date required to be delivered pursuant to the terms of this Agreement, such decrease shall be retroactive to the date that Borrower was obligated to deliver such financial reports to Agent pursuant to the terms of this Agreement) and provided further, however, that if the Borrower consummates an acquisition of another Person or substantially all the assets of another Person, then the Margin Percentage, commencing on the effective date of such acquisition and continuing through and including the date of Agent’s receipt of the next Quarterly Financial Statements and Compliance Certificate required by Sections 7.2(b) and 7.2(c), shall be based on the pro forma Debt to Capitalization Ratio calculated after giving effect to such acquisition:

Debt to Capitalization Ratio	LIBOR Borrowings Margin Percentage	Base Rate Borrowings Margin Percentage
Greater than or equal to 50%	1.25%	0.00%
Greater than or equal to 40% but less than 50%	1.00%	0.00%
Greater than or equal to 30% but less than 40%	0.85%	0.00%
Greater than or equal to 20% but less than 30%	0.70%	0.00%
Less than 20%	0.50%	0.00%

(d) A new definition of “Material Domestic Subsidiary” is hereby added to Section 1.1 of the Agreement, such new definition to read in its entirety as follows:

“Material Domestic Subsidiary” means any Restricted Subsidiary which is organized or incorporated under the laws of the United States of America, any state thereof or the District of Columbia whose (a) attributable share of Consolidated EBITDA for the four quarter period ending on the last day of the most recently ended fiscal quarter is greater than 5% or (b) attributable share of the book value of total assets of Borrower and its Restricted Subsidiaries, determined on a consolidated basis as of the last day of the most recently ended fiscal quarter, is greater than 5%.

(e) The definition of “Maturity Date” set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Maturity Date” means January 22, 2012. Upon written request from the Borrower at any time prior to the then current Maturity Date, the Administrative Agent shall make request on the Lenders for approval to a one (1) year extension of the then current Maturity Date and upon such approval the Administrative Agent, Borrower and Lenders shall enter into an appropriate amendment of this Agreement to extend the then current Maturity Date for such one (1) year period; provided, however, that (i) no more than two (2) such extensions may be requested by the Borrower and the Maturity Date may not be extended beyond January 22, 2014, (ii) no such extension shall be effective without the written consent of the Majority Lenders, which may be given or denied in their sole discretion, with or without cause, and (iii) the Obligations payable to any Lender which does not consent in writing to such extension shall be paid in full (and the Commitment of such non-consenting Lender shall be terminated) as a condition precedent to any such extension, with the Borrower to have the right to replace such non-consenting Lender subject to the conditions set forth in Section 11.6 of the Agreement regarding assignments by Lenders.

(f) The definition of “Swing Line Sublimit” set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Swing Line Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

(g) The definitions of “Facility Fee Percentage” and “Utilization Fee Percentage” set forth in Section 1.1 of the Agreement are hereby deleted.

(h) Section 2.5 of the Agreement is hereby amended to read in its entirety as follows:

Section 2.5 Fees. Borrower shall pay to Agent for the account of each Lender in accordance with its Commitment Percentage, a commitment fee equal to the Commitment Fee Percentage times the excess of (x) actual daily amount of the Aggregate Commitments over (y) the sum of, without duplication, (i) the aggregate unpaid principal balance of such Lender’s Revolving Loans (exclusive of any Swing Line Loans) and L/C Obligations on such day. Such commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) on each day. The commitment fee shall be due and payable in arrears on the Quarterly Dates prior to the Maturity Date and on the Maturity Date (and, if applicable, thereafter on demand). All past due fees payable under this Section shall bear interest at the Past Due Rate.

(i) The reference to “$300,000,000” in Section 2.9(a) of the Agreement is hereby amended to read “$450,000,000”.

(j) The reference to “facility and utilization fees” in Section 4.2(c) of the Agreement is hereby amended to read “commitment fees”.

(k) The references to “December 31, 2002” in Section 6.2 of the Agreement are hereby amended to read “December 31, 2005” and the reference to “September 30, 2003” in Section 6.2 of the Agreement are hereby amended to read “September 30, 2006”. Clause (iii) of Section 6.2 is hereby deleted in its entirety.

(l) Section 7.3 of the Agreement is hereby amended to read in its entirety as follows:

Section 7.3 Financial Tests. Have and maintain:

(a) Debt to Capitalization Ratio—a Debt to Capitalization Ratio of not greater than the percentage set forth in the table below for the applicable fiscal quarter set forth in the table below:

Fiscal Quarters Ending	Applicable Percentage
March 31, 2007 through and including September 30, 2008	55%
December 31, 2008 and at all times thereafter	50%

(b) Interest Coverage Ratio—an Interest Coverage Ratio of not less than 3.00 to 1.00 at all times.

(m) A new Section 7.11 is hereby added to the Agreement, such new Section to read in its entirety as follows:

Section 7.11 Guaranty of Obligations by Material Domestic Subsidiaries.

(a) In the event that no later than the date that any Compliance Certificate is required to be delivered pursuant to Section 7.2(c), the Borrower determines that any of its Subsidiaries is a Material Domestic Subsidiary and has not guaranteed the Obligations pursuant to this Section 7.11(a), the Borrower shall promptly, but in any event within thirty (30) days thereafter, notify the Administrative Agent in writing thereof. The Borrower will, promptly after request by the Administrative Agent (but in any event within thirty (30) days after such request) made from time to time, cause all of its Material Domestic Subsidiaries to guarantee the Obligations pursuant to a guaranty in form and substance reasonably satisfactory to the Administrative Agent (to the extent such

Material Domestic Subsidiaries are not already subject to such a guaranty); provided, however, that the aggregate amount of the Obligations guaranteed pursuant to guaranties executed by Material Domestic Subsidiaries shall be capped at seven and one-half percent (7-1/2%) of Consolidated Adjusted Net Worth.

(b) The guarantees made under Section 7.11(a) shall terminate when (i) all the Obligations have been performed or paid in full and (ii) the Lenders have no further commitments under the Credit Agreement and the L/C Obligations have been reduced to zero. In the event of (i) a guarantor of the Obligations is no longer a Material Domestic Subsidiary or (ii) a dissolution, sale or other disposition (including by way of merger or consolidation) of all or substantially all of the assets or all of the capital stock or other equity of any guarantor of the Obligations occurs and such sale or disposition is permitted by this Agreement (or permitted pursuant to a waiver, amendment, modification of or consent to a transaction otherwise prohibited by any of such agreements), then, so long as no Event of Default has occurred which is continuing, the Administrative Agent shall, upon written request by such guarantor, release such guarantor from its liabilities and obligations under the applicable guaranty pursuant to such documentation as Borrower may reasonably require. Except as provided in the foregoing provisions of this Section 7.11(b), any release of a Material Domestic Subsidiary from its liabilities under a guaranty made under Section 7.11(a) shall require approval by all of the Lenders (notwithstanding anything to the contrary set forth in Section 11.5 hereof).

(n) The references to “(other than such Indebtedness permitted pursuant to Section 8.1(a)(ii))” in each of Sections 8.2(a)(ii), 8.2(a)(iii) and 8.2(b)(ii) of the Agreement are hereby amended to read “(other than such Indebtedness permitted pursuant to Section 8.1(a)(ii) and other than such Indebtedness owing by Borrower to a Material Domestic Subsidiary)”.

(o) Section 8.4 of the Agreement is hereby amended to read in its entirety as follows:

Section 8.4 Dividends, Stock Purchases and Restricted Investments. Borrower will not authorize or make a Distribution on its capital stock and neither Borrower nor any of its Restricted Subsidiaries will make any Restricted Investment if after giving effect to the proposed Distribution or Restricted Investment a Default or an Event of Default would exist. Borrower will not authorize a Distribution on its capital stock which is not payable within 60 days of authorization. Borrower may make any Distribution within 60 days after the declaration thereof if at the time of declaration such Distribution would have complied with this Section.

(p) The reference to “$5,000,000” in Section 11.6(b) of the Agreement is hereby amended to read “$10,000,000”, clause (iii) of Section 11.6(b) of the Agreement is hereby amended to read in its entirety as follows:

(iii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, any assignment of a Commitment must be approved by the Agent and, unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed; and

and the penultimate sentence of Section 11.6 of the Agreement is hereby amended to read in its entirety as follows:

Subject to acceptance and recording thereof by the Agent pursuant to paragraph (c) of this Section, from and after the “Effective Date” specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, except for any assigning Lender assigning to an Affiliate or an Approved Fund for which (so long as no Event of Default shall have occurred or is continuing) the Borrower shall not have consented, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.3(c)(ii), 3.3(c)(iv), 11.4 and 4.1(f) with respect to facts and circumstances occurring prior to the effective date of such assignment.

(q) The “Commitments” of the respective Lenders are hereby amended to equal the amount set forth opposite such Lenders name below:

Lender	Commitment
Wells Fargo Bank, N.A.	$63,000,000
DnB NOR Bank ASA	$54,000,000
HSBC Bank USA, National Association	$42,000,000
JPMorgan Chase Bank, N.A.	$42,000,000
The Bank of Tokyo- Mitsubishi UFJ, Ltd.	$36,000,000
Comerica Bank	$21,000,000
Amegy Bank, National Association	$21,000,000
Citibank, N.A.	$21,000,000

(r) The references to “$250,000,000” on the cover page of the Agreement and page 1 of the Agreement are hereby amended to read “$300,000,000” and the references to “$300,000,000” on the cover page of the Agreement and page 1 of the Agreement are hereby amended to read “$450,000,000”. The reference to “COMERICA BANK, as Syndication

Agent” in the title page of the Credit Agreement and in the introductory paragraph of the Credit Agreement is hereby amended to read “DnB NOR BANK ASA, as Syndication Agent”. The reference to “HSBC BANK USA, NATIONAL ASSOCIATION, as Documentation Agent” in the title page of the Credit Agreement and in the introductory paragraph of the Credit Agreement is hereby amended to read “HSBC BANK USA, NATIONAL ASSOCIATION, JPMORGAN CHASE BANK, N.A. and THE BANK OF TOKYO- MITSUBISHI, LTD., as Documentation Agents”.

(s) The following references to “the Effective Date” are each amended to read “January 22, 2007”:

(i) Clause (h) of the definition of “Consolidated Net Income” set forth in Section 1.1 of the Agreement.

(ii) The definition of “Regulatory Change” set forth in Section 1.1 of the Agreement.

(iii) Section 2.3(a)(ii) of the Agreement (two references).

(iv) Section 3.3(c)(i) of the Agreement (three references).

(v) Section 3.3(c)(ii) of the Agreement (three references).

SECTION 2. Conditions. This Amendment shall not become effective until (a) the Administrative Agent (or its counsel) has received from the Borrower and all of the Lenders either (1) a counterpart of this Amendment signed on behalf of such party or (2) written evidence satisfactory to the Administrative Agent (which may include telecopy or e-mail transmission of a signed signature page of this Amendment) that such party has signed counterparts of this Amendment; (b) the Borrower has executed and delivered to the Administrative Agent for each Lender a new Note in the maximum principal amount of such Lender’s Commitment and substantially in the form of Exhibit C to the Agreement, (c) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the execution, delivery and performance of this Amendment and the new Notes by the Borrower and any other legal matters relating to this Amendment, and (d) Borrower shall have paid to Administrative Agent and Lenders all unpaid fees in the amounts previously agreed upon in writing among Borrower and Administrative Agent and Lenders. The Administrative Agent shall give, or cause to be given, prompt notice to the Borrower and the Lenders as to whether the conditions specified in the immediately preceding sentence have been satisfied by the deadline set forth therein; such notice may be oral, telephonic, written (including telecopied) or by e-mail.

SECTION 3. Ratification. Except as expressly amended by this Amendment, the Agreement and the other Loan Documents shall remain in full force and effect. None of the rights, title and interests existing and to exist under the Agreement are hereby released, diminished or impaired, and the Borrower hereby reaffirms all covenants, representations and warranties in the Agreement.

SECTION 4. Expenses. The Borrower shall pay to the Administrative Agent all reasonable fees and expenses of its legal counsel incurred in connection with the execution of this Amendment.

SECTION 5. Certifications. The Borrower hereby certifies that (a) no material adverse change in the assets, liabilities, financial condition or business of the Borrower has occurred since December 31, 2005 and (b) subject to the waiver set forth herein, no Default or Event of Default has occurred and is continuing or will occur as a result of this Amendment.

SECTION 6. Miscellaneous. This Amendment (a) shall be binding upon and inure to the benefit of the Borrower, the Lenders and the Administrative Agent and their respective successors, assigns, receivers and trustees; (b) may be modified or amended only by a writing signed by the required parties; (c) shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America; (d) may be executed in several counterparts by the parties hereto on separate counterparts, and each counterpart, when so executed and delivered, shall constitute an original agreement, and all such separate counterparts shall constitute but one and the same agreement and (e) together with the other Loan Documents, embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements, consents and understandings relating to such subject matter. The headings herein shall be accorded no significance in interpreting this Amendment.

NOTICE PURSUANT TO TEX. BUS. & COMM. CODE §26.02

THE AGREEMENT, AS AMENDED BY THIS AMENDMENT, AND ALL OTHER LOAN DOCUMENTS EXECUTED BY ANY OF THE PARTIES PRIOR HERETO OR SUBSTANTIALLY CONCURRENTLY HEREWITH CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

IN WITNESS WHEREOF, the Borrower, the Lenders and the Administrative Agent have caused this Amendment to be signed by their respective duly authorized officers, effective as of the date first above written.

OCEANEERING INTERNATIONAL, INC., a Delaware corporation

By:	/S/ ROBERT P. MINGOIA
Robert P. Mingoia, Vice President and Treasurer

WELLS FARGO BANK, N.A., Individually and as Administrative Agent

By:	/S/ PHILIP C. LAUINGER III
Name:	Philip C. Lauinger III
Title:	Vice President

DNB NOR BANK ASA

By:	/S/ PHILIP F. KURPIEWSKI
Name:	Philip F. Kurpiewski
Title:	Senior Vice President

By:	/S/ SANJIV NAYAR
Name:	Sanjiv Nayar
Title:	Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

	By:	/S/ MERCEDES AHUMADA
	Name:	Mercedes Ahumada
	Title:	Assistant Vice President

JPMORGAN CHASE BANK, N.A.

By:	/S/ KERRY G. HARPOLE
Name:	Kerry G. Harpole
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	/S/ JOHN McGHEE
Name:	John McGhee
Title:	Vice President & Manager

COMERICA BANK

By:	/S/ S. JOHN CASTELLANO
Name:	S. John Castellano
Title:	Senior Vice President

AMEGY BANK, NATIONAL ASSOCIATION

By:	/S/ SCOTT COLLINS
Name:	Scott Collins
Title:	Vice President

CITIBANK, N.A.

By:	/S/ CLINTON GERST
Name:	Clinton Gerst
Title:	Attorney-in-Fact

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